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                                                                      Exhibit 23

                              Accountants' Consent

The Board of Directors
Omega Health Systems, Inc.:

We consent to incorporation by reference in the Registration Statements (No. 333-65717, 333-65773 and 333-65775) on Form S-8 of Omega Health Systems, Inc. of our report dated April 15, 1999, relating to the consolidated balance sheets of Omega Health Systems, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Omega Health Systems, Inc.



                                            KPMG LLP

Memphis, Tennessee
April 15, 1999